Royal Bank of Canada Oil & Gas Banking Centre 335 - 8th Avenue S.W. Calgary, Alberta T2P 1C9 Transit: 0599 Tel.: (403) 292-8953 Fax: (403) 292-3436

October 31, 2002

Private and Confidential

Olympic Seismic Ltd.
1900, 407 - 2nd Avenue S.W.
Calgary, AB T2P 2Y3

Attention: Suzanne Bowden, Vice President

Dear Sirs/Mesdames:

We are pleased to offer the credit facility described below (the "Credit Facility"; also referred to as "Facility (1) "), subject to the following terms and conditions. This agreement supercedes and cancels our letter agreement dated July 18, 2001, as amended (the "Cancelled Credit Facility"). In addition, any amount owing by the Borrower to the Bank under the Cancelled Credit Facility is deemed to be a Borrowing under this agreement.

DEFINITIONS AND SCHEDULES

The attached schedules are incorporated into this agreement by reference. Schedule "A" contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER
Olympic Seismic Ltd.	(the "Borrower")

GUARANTORS
SEIC Trust Administration, Ltd. (as sole trustee of,
and for an on behalf of, SEIC Business Trust) and
SEIC Holdings, Ltd.	(the "Guarantors")

LENDER
Royal Bank of Canada	(the "Bank")

CREDIT FACILITY

Facility (1):     $5,000,000 revolving demand facility, by way of:
(a)	RBP based loans ("RBP Loans");
(b)	Bankers' Acceptances ("BAs");
(c)	Letters of Credit ("LCs");
(d)	Letters of Guarantee ("LGs").

Each use of the Credit Facility is a "Borrowing" and all such usages outstanding at any time are "Borrowings". Schedule "B" contains notice provisions applicable to Borrowings that must be complied with. Schedule "C" contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans which must be complied with.

TERMS OF OTHER FACILITIES

The Credit Facility is in addition to a corporate VISA to a maximum amount of $200,000 which is governed by this agreement and separate agreements between the Borrower and the Bank.

In the event of conflict between this agreement and any separate agreement delivered in connection with the VISA facility, the terms of such separate agreement shall govern with respect to such facility.

PURPOSE

Facility (1)

Facility (1)

Finance general operating requirements.

AVAILABILITY

Facility (1)

Facility (1)

The Borrower may borrow, convert, repay and reborrow up to the amount of this operating facility, provided:
(a)

the aggregate Borrowings outstanding under the Credit Facility (including, without limitation, all LCs and LGs) must not exceed at any time 75% of Good Accounts Receivable of SEIC Trust Administration, Ltd. (in capacity as sole trustee of SEIC Business Trust), less Potential Prior-Ranking Claims relating to inventory or accounts (the "Borrowing Limit"):

(b)

the Credit Facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of the Credit Facility at any time and from time to time without notice or demand.

REPAYMENT

Facility (1)

Facility (1)

Borrowings under the Credit Facility are expected to revolve with operating requirements.

Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under the Credit Facility are repayable on demand.

Upon demand or termination, the Borrower shall pay to the Bank all Borrowings outstanding under the Credit Facility including, without limitation, an amount equal to the aggregate of the face amounts of all BAs, LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such instruments or contracts.

INTEREST RATES AND FEES
Facility (1)
RBP Loans:	RBP plus 1.75% per annum.
BAs:	RBPAF plus 1.40% per annum.
LCs:	fee to be quoted by the Bank at the time of issue of each LC.
LGs:	fee to be quoted by the Bank at the time of issue of each LG, subject to a minimum fee of $100.

Arrangement Fee

An arrangement fee of $20,000 is payable by the Borrower upon acceptance of this agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this agreement, to compensate for time, effort and expense incurred by the Bank in approving these and other related facilities and in connection with extensive additional work in respect of the Cancelled Credit Facility and certain other facilities.

Utilization Fee

The Borrower shall pay a utilization fee monthly in arrears on the first day of each month at the rate of 0.25% per annum. This fee will be calculated monthly and will accrue daily on the unutilized and uncancelled portion of the amount of Facility (1) (determined without giving effect to any reduction in that amount which may result from the application of the margin requirements for Facility (1)), from and including the date of this agreement.

Revolvement Fee

An administration fee of $125 per month, for revolving RBP Loans under Facility (1) is payable monthly in arrears on such date as the Bank may determine.

CALCULATION AND PAYMENT OF INTEREST AND FEES

RBP Loans

RBP Loans

The Borrower shall pay interest on each RBP Loan, monthly in arrears, on the 21st day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days.

LC Fees

The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.

LG Fees

The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days.

BAs

The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

Limit on Interest

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum.

Equivalent Yearly Rates

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment

Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, demand and judgement.

INCREASED COSTS

The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facility imposed by any applicable law or the interpretation thereof.

EVIDENCE OF INDEBTEDNESS

The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower maintained with the Bank for all amounts payable by the Borrower to the Bank pursuant to this agreement.

GENERAL ACCOUNT

The Borrower shall establish a current account with the Bank (the "General Account") for the conduct of the Borrower's day to day banking business. If the balance in the General Account:
(a)

is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded to the nearest $5,000, as a repayment of Borrowings outstanding by way of RBP Loans under Facility (1), or

(b)

is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan under Facility (1) in an amount, rounded to the nearest $5,000, as is required to place the General Account at not less than a zero balance.

 CONDITIONS PRECEDENT

The availability and continued availability of any Borrowing is conditional upon the receipt by the Bank on or before December 9, 2002 of the following:
(a)	ea duly executed copy of this agreement;
(b)

the security described in paragraphs (a) though (f), inclusive, under the heading "Security", together with such certificates, authorizations, resolutions, collateral documentation and legal opinions as the Bank may require, including without limitation all matters described in paragraphs (g), (h) and (i) under the heading "Security".

(c)

written consent of all holders of series A, B, C, D, E, F, G, H and I senior notes issued under the note purchase agreements dated as of December 28, 1995, February 12, 1999 and October 15, 2001, as applicable (or such number thereof, holding such proportion of all outstanding Seitel, Inc. indebtedness held by all such noteholders, as may be required pursuant to the applicable documentation), to the execution and delivery by SEIC Partners Limited Partnership, by its general partner, SEIC, Inc., Seitel Management, Inc., Seitel Data, Ltd. ( a Texas limited partnership), by its general partner, Seitel Delaware, Inc., the Borrower and the Guarantors, of this letter agreement and the postponements of claim and a waiver of any default, event of default or termination event arising from the execution and delivery thereof under such note purchase agreements and any standstill agreement(s) relating thereto (collectively, the "Noteholder Documentation") to which Seitel, Inc. and such noteholders are a party, together with the opinion of counsel to such parties and the solicitors of Seitel, Inc. that all consents required to be obtained pursuant to the Noteholder Documentation have been obtained and that the execution and delivery of this letter agreement and such postponements of claim do not contravene or conflict with the Noteholder Documentation and such other opinions as the Bank may reasonably require;

(d)	written confirmation from Ernst & Young Inc., auditor of the Borrower and SEIC Business Trust, of the following:
	(i)	the transfer of all of Olympic Seismic Ltd.'s seismic assets, data and related assets to SEIC Trust Administration, Ltd. as Trustee of SEIC Business Trust;
	(ii)	that, to the best of their knowledge, such assets and data remain the property of SEIC Trust Administration, Ltd. as Trustee of SEIC Business Trust;
	(iii)	that, to the best of their knowledge, SEIC Trust Administration, Ltd. is the legal owner and SEIC Business Trust is the beneficial owner of all accounts receivable arising from such data;
(e)

evidence of registration of the security described in paragraphs (a) through (c) inclusive, under the heading "Security", as necessary to perfect and maintain the security created thereby, including without limitation registration by the Bank or its agents of UCC-1 financing statements in Texas, USA against the Borrower, SEIC Business Trust, SEIC Trust Administration, Ltd. and SEIC Holdings, Ltd. in each case as a first registered charge, subject only to Permitted Liens, and such reports and legal opinions with respect thereto as the Bank may reasonably require; and

(f)	such financial and other information or documents relating to the Borrower or Guarantors as the Bank may reasonably require;

all in form and content satisfactory to the Bank, acting reasonably.

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:
(a)

General security agreement on the Bank's form 923 signed by the Borrower constituting a first ranking security interest in all personal property and a first ranking floating charge on all real property of the Borrower (previously delivered);

(b)

Guarantee in an unlimited amount signed by SEIC Trust Administration, Ltd. (in its capacity as sole trustee of SEIC Business Trust), supported by a general security agreement on the Bank's form 923 constituting a first ranking security interest in all personal property and a first ranking floating charge on all real property of SEIC Trust Administration, Ltd.(in its capacity as sole trustee of SEIC Business Trust) and further supported by a legal opinion from Gowling Lafleur Henderson, LLP (previously delivered);

(c)

Guarantee in an unlimited amount signed by SEIC Holdings, Ltd., supported by a general security agreement on the Bank's form 923 constituting a first ranking security interest in all personal property and a first ranking floating charge on all real property of SEIC Holdings, Ltd. and further supported by a legal opinion from Gowling Lafleur Henderson, LLP and further supported by an agreement signed by the Borrower, SEIC Business Trust, SEIC Holdings, Ltd. and the Bank outlining the terms and conditions restricting the trust's amendment and/or termination (previously delivered);

(d)

Postponement of claim signed by SEIC Partners Limited Partnership, by its general partner, SEIC, Inc. in respect of the indebtedness of SEIC Trust Administration, Ltd. and SEIC Business Trust to such Person;

(e)	Postponement of claim signed by Seitel Management, Inc. in respect of the indebtedness of the Borrower to such Person;
(f)	Postponement of claim signed by Seitel Data, Ltd. (a Texas limited partnership) in respect of the indebtedness of the Borrower to such Person;
(g)	Legal opinions from the U.S. solicitors of SEIC, Inc., Seitel Management, Inc., Seitel Delaware, Inc., Seitel Data, Ltd. and SEIC Partners Limited Partnership; and;
(h)	Legal opinions from Alberta counsel to SEIC Partners Limited Partnership, the Borrower and the Guarantors;
(i)	Legal opinions of counsel to the Bank;

 all in form and substance satisfactory to the Bank and its counsel, acting reasonably.

The Borrower and each Guarantor hereby acknowledge that the foregoing security and any security documentation, including without limitation such as is listed in paragraphs (a) to (c) of this Section, previously or hereafter delivered by the Borrower or any Guarantor in favour of the Bank secures all debts, obligations and liabilities, present and future, absolute or contingent, of the grantor thereof, including without limitation the Borrowings and any contingent liabilities under any guarantee delivered hereunder.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Guarantors represents and warrants to the Bank that:
(a)	except for SEIC Business Trust, it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta;
(b)	SEIC Business Trust is a trust duly formed under the laws of the Province of Alberta;
(c)

the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any applicable laws or agreements to which it is subject or by which it is bound;

(d)

it possesses all licenses, patents, trade marks, service marks and copyrights (collectively "Intellectual Property"), free from material restrictions, that are necessary for the ownership, maintenance and operation of its assets and businesses, except to the extent failure to possess any such Intellectual Property would not have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this agreement or any of the Bank's security, and it is not in violation of any rights of others with respect to any of the foregoing;

(e)

there is no claim, action, prosecution or other proceeding of any kind pending or, to the best of its knowledge, threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a Contaminant into the natural environment or which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this agreement or any of the Bank's security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and

(f)

no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith.

 REPORTING COVENANTS

The Borrower covenants and agrees with the Bank, while this agreement is in effect, to provide the Bank with:
(i)	monthly Borrowing Limit Certificate, substantially in the form of Schedule "D", within 25 days of each month end;
(ii)	monthly aged list of accounts receivable for SEIC Trust Administration, Ltd., as sole trustee of SEIC Business Trust, and listing of Potential Prior-Ranking Claims, within 25 days of each month end;
(iii)

quarterly Compliance Certificate, substantially in the form of Schedule "E" within 45 days of each fiscal quarter end, certifying compliance with this agreement including the financial covenants set forth below;

(iv)

quarterly company prepared financial statements for each of the Borrower, SEIC Business Trust and (except to the extent that such would be identical to the quarterly financial statements submitted for the same quarter in respect of SEIC Business Trust) SEIC Trust Administration, Ltd., within 45 days of each fiscal quarter end;

(v)	quarterly company prepared consolidated financial statements for SEIC Holdings, Ltd., within 45 days of each fiscal quarter end;
(vi)	annual audited consolidated financial statements for SEIC Holdings, Ltd., within 120 days of each fiscal year end;
(vii)

annual review engagement financial statement for each of the Borrower, SEIC Business Trust , Seitel Solutions Canada, Ltd. and (except to the extent that such would be identical to the annual financial statements submitted for the same fiscal year in respect of SEIC Business Trust) SEIC Trust Administration, Ltd., within 120 days of each fiscal year end;

(viii)	annual consolidated business plan from SEIC Holdings, Ltd., prepared for the next following fiscal year, within 30 days of each fiscal year end; and
(ix)	such other financial and operating statements and reports as and when the Bank may reasonably require.

GENERAL COVENANTS

The Borrower and each of the Guarantors covenants and agrees with the Bank, while this agreement is in effect:
(a)	to pay all sums of money when due by it under this agreement;
(b)

to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this agreement;

(c)

to give the Bank 30 days prior written notice of any intended change in the ownership of its shares and not to consent to or facilitate a change in the ownership of its shares without the prior written consent of the Bank;

(d)	to keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets;
(e)

to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-Ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(f)	to comply in all material respects with all applicable laws including, without limitation, all Environmental Laws;
(g)	except for Permitted Liens, not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any Lien affecting any of its properties, assets or other rights;
(h)

not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

(i)

not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

(j)	not to, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;
(k)

not to enter into any contract or arrangement with any associated or affiliated Person on terms less favourable to the Borrower or Guarantor, as applicable, than would reasonably be expected to be obtained in a contract or arrangement with an arm's length third party;

(l)

to provide the Bank with prompt written notice of any material non-compliance by the Borrower or any Guarantor with any Environmental Laws or any Release from the land of the Borrower or any Guarantor of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

(m)

to permit the Bank or its representatives, from time to time during normal business hours and upon reasonable prior notice, to visit and inspect the Borrower's or any Guarantor's premises, properties and assets and examine and obtain copies of the Borrower's or any Guarantor's records and discuss the Borrower's or any Guarantor's affairs with the auditors, counsel and other professional advisers of the Borrower or any Guarantor; and

(n)	to cause the discharge of Alberta PPR Registration No. 93021734038 on or before February 7, 2003.

FINANCIAL COVENANTS

The Borrower covenants and agrees with the Bank, while any availability exists or any Borrowings remain outstanding under this agreement not to, without the prior written consent of the Bank, provide Financial Assistance to Seitel Solutions Canada, Ltd. exceeding $400,000 in the last fiscal quarter of the 2002 fiscal year and $200,000 (or such other amount as may be consented to in writing by the Bank from time to time) in any fiscal quarter thereafter.

Nothing contained in the foregoing Covenants or Financial Covenants sections shall limit the right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, the Credit Facility, at any time.

SUCCESSORS AND ASSIGNS

This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

GENERAL

Expenses

The Borrower agrees to pay all fees (including reasonable legal fees on a solicitor-client basis), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review

The Bank may conduct periodic reviews of the affairs of the Borrower and any Guarantor, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower or such Guarantor. The Borrower and each Guarantor shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Potential Prior-Ranking Claims

The Borrower and each Guarantor hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower or any Guarantor.

Set Off

The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

Non-Merger

The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers

No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof. The Guarantors agree that the amendment or waiver of any provision of this agreement (other than agreements, covenants or representations expressly made by the Guarantors herein, if any) may be made without and does not require the consent or agreement of, or notice to, the Guarantors.

Severability

If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Life Insurance Options

The Borrower acknowledges that Borrowings are not insured under the Bank's Business Loan Insurance Program.

Governing Law

This agreement shall be construed in accordance with and governed by the laws of the Province of Alberta and of Canada applicable therein.

Whole Agreement

This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility. There are no verbal agreements, undertakings or representations in connection with the Credit Facility.

Joint and Several

Where more than one Person is liable as Borrower or Guarantor for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.

Time

Time shall be of the essence in all provisions of this agreement.

Acceptance

This offer is open for acceptance until December 9, 2002, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

D.A. Majeski, Manager

We acknowledge and accept the foregoing terms and conditions
as of                     , 20       .

Olympic Seismic Ltd.

By: /s/ David Golding
Name: David Golding
Title: Vice President, Marketing

By: /s/ Suzanne Bowden
Name: Suzanne Bowden
Title:

I/We have authority to bind the corporation.

We acknowledge and confirm our agreement with
the foregoing terms and conditions, as Guarantors,
as of                          , 20 .

SEIC Trust Administration, Ltd., as sole trustee of,
and for and on behalf of, SEIC Business Trust

By: /s/ Suzanne Bowden
Name: Suzanne Bowden
Title:

By:
Name:
Title:

I/We have authority to bind the corporation.

SEIC Holdings, Ltd.

By: /s/ Suzanne Bowden
Name: Suzanne Bowden
Title:

By:
Name:
Title:

I/We have authority to bind the corporation.

Schedule "A" to the agreement dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

Definitions

For the purpose of this agreement, the following terms and phrases shall have the following meanings:

"Applicable Laws" means, with respect to any Person, property, transaction or event, all present or future applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

"Bankers' Acceptance" or "BA" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

"Branch of Account" means the branch of the Bank at which the Borrower's accounts are maintained. As at the date of this agreement, the "Branch of Account" is the Bank's branch at 339 - 8th Avenue S.W., Calgary, Alberta;

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Financial Assistance" means any form of direct or indirect financial assistance of any other Person by means of a loan, guarantee or otherwise or any obligations (contingent or otherwise) intended to enable another Person to incur or pay any debt or comply with any agreements related thereto or to otherwise assure or protect creditors of another Person against loss in respect of debt or any other obligations of such other Person;

"GAAP" means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

"Good Accounts Receivable" means accounts receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) accounts subject to all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank advises the Borrower to be ineligible;

"Guarantor" means any Person who has executed this agreement as Guarantor;

"Lien" means a mortgage, assignment by way of security, hypothec, privilege, lien (including any right of repossession), charge or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, or a pledge or hypothecation thereof or any conditional sale agreement or other title retention agreement or equipment lease or capital lease relating thereto or any subordination to any right or claim of any other Person in respect thereof;

"Letter of Credit" or "LC" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

"Letter of Guarantee" or "LG" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party;

"Permitted Liens" means:
(a)

inchoate Liens created by any statute in respect of obligations not at the time overdue or in arrears; or which are overdue but are being diligently contested by the Borrower or the applicable Guarantor in good faith and on reasonable grounds, provided that appropriate reserves and additional security satisfactory to the Bank have been established and that, in the opinion of the Bank, the security, interest and risk of the Bank are not materially adversely affected thereby;

(b)

money deposited as security for Liens created by any statute, contracts, bids, tenders, surety or appeal bonds, costs of litigation when required by law, and public and statutory obligations in respect of obligations not at the time overdue or in arrears; or which are overdue but are being diligently contested by the Borrower or the applicable Guarantor in good faith and on reasonable grounds, provided that appropriate reserves and additional security satisfactory to the Bank have been established and that, in the opinion of the Bank, the security, interest and risk of the Bank are not materially adversely affected thereby;

(c)

warehousemen's, carriers', repairers' and similar Liens incurred in the ordinary course of business in respect of obligations not at the time overdue or in arrears; or which are overdue but are being diligently contested by the Borrower or the applicable Guarantor in good faith and on reasonable grounds, provided that appropriate reserves and additional security satisfactory to the Bank have been established and that, in the opinion of the Bank, the security, interest and risk of the Bank are not materially adversely affected thereby;

(d)

security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business;

(e)

Liens arising from judgments or awards in respect of which an appeal or proceeding for review has been commenced and is being diligently pursued on reasonable grounds, a stay of execution pending such appeal or proceedings for review has been obtained and reserves satisfactory to the Bank have been established;

(f)

any mechanic's, labourer's, materialman's statutory or other similar Lien arising in the ordinary course of business or out of the construction or improvement of any lands or arising out of the furnishing of materials or supplies therefor, provided in respect of obligations not at the time overdue or in arrears; or which are overdue but are being diligently contested by the Borrower or the applicable Guarantor in good faith and on reasonable grounds, provided that appropriate reserves and additional security satisfactory to the Bank have been established and that, in the opinion of the Bank, the security, interest and risk of the Bank are not materially adversely affected thereby, provided that no notice thereof has been given and no other proceedings in respect thereof have been commenced;

(g)

title defects or irregularities which are of a minor nature and in the aggregate do not materially affect the value of such property or impair the use of such property for the purposes held by the owner or lessee thereof;

(h)	Rights of distress reserved under any lease prior to the exercise thereof;
(i)

Purchase-Money Security Interests incurred or assumed in connection with the purchase, leasing or acquisition of capital equipment, vehicles or office equipment in the ordinary course of business, provided that the aggregate amount of indebtedness of the Borrower and the Guarantors secured thereunder is not at any time outstanding in excess of $100,000 in the aggregate and that no security interest is granted except in the assets acquired with the proceeds of such purchase money financing;

(j)

the Liens registered under the Alberta Personal Property Registry against Olympic Seismic Ltd. as 93021734308 in favour of, inter alia, Compton Resources Corporation (until February 7, 2003 only) and as 0110102252 in favour of Apache Canada Ltd. and Fletcher Challenge Oil and Gas Inc.; and

(k)	the security;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid, where the failure to pay any such amount` could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank's security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

"RBP" and "Royal Bank Prime" each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning; and

"Royal Bank Prime Acceptance Fee" or "RBPAF" means the annual rate announced by the Bank from time to time as a reference rate then in effect for determining fees on BAs.

Schedule "B" to the agreement dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

Notice Requirements

Notice Requirements:

RBP Loans and BAs only. For LCs and LGs, see Schedule "C"
Amount	Prior Notice
Under $10,000,000	By 10:00 a.m. on the day of Borrowing

Schedule "C" to the agreement dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

Borrowing Conditions

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:
BAs:
(a)

BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

(b)	the Bank may, in its sole discretion, refuse to accept the Borrower's drafts or limit the amount of any BA issue at any time;
(c)

notwithstanding any other provision of this agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(d)	any BA issued under a term facility must have a maturity on or before the maturity date of the term facility, unless otherwise agreed by the Bank; and
(e)

prior to the issue of any BA the Borrower shall execute the Bank's standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank's standard form of undertaking and agreement, the terms of this agreement shall govern.

LCs or LGs:
(a)	each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;
(b)

at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such instrument;

(c)	an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and
(d)	if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

Schedule "D" to the agreement dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

Borrowing Limit Certificate

I, ___________________________________, the ___________________ of Olympic Seismic Ltd. (the "Borrower") and the _____________________________ of SEIC Trust Administration, Ltd. (the "Trustee"), sole trustee of SEIC Business Trust, hereby certify as of [insert last day of month, as applicable]:

I, ___________________________________, the ___________________ of Olympic Seismic Ltd. (the "Borrower") and the _____________________________ of SEIC Trust Administration, Ltd. (the "Trustee"), sole trustee of SEIC Business Trust, hereby certify as of [insert last day of month, as applicable]:
1.

I am familiar with and have examined the provisions of the letter agreement (the "Agreement") dated October 31, 2002, between, inter alia, Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada (the "Bank"), as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and the Trustee. Terms defined in the Agreement have the same meanings where used in this certificate.

2.	The Borrowing Limit is $______________, calculated as follows:
	Total accounts receivables of SEIC Trust			$	____________
Administration, Ltd. (in its capacity as sole
trustee of SEIC Business Trust)

Less:	(a)	accounts, any portion of which exceeds 90 days	($	_____________)

	(b)	accounts due from affiliates	($	_____________)

	(c)	"Under 90 days" accounts where collection is suspect	($	_____________)

	(d)	accounts subject to prior encumbrances	($	_____________)

	(e)	Holdbacks, contra-accounts or rights of set-off	($	_____________)

	(f)	other ineligible accounts	($	_____________)

Plus:	(g)	Under 90 day portion of accounts included	($	_____________)
in (a) above, which the Bank has designated
as nevertheless good

Good Accounts Receivable of SEIC Trust				A$	____________
Administration, Ltd. (in its capacity as sole
trustee of SEIC Business Trust)

Marginable accounts receivable at 75% of A				B$	____________

Less:	Potential Prior-Ranking claims relating to		C$	_____________
inventory and accounts

Borrowing Limit (B - C)				$	____________

Less:	Facility (1) Borrowings (including LCs and LGs)		($	_____________)

Margin Surplus (Deficit)				$	____________

3.	Annexed hereto are the following reports in respect of the Borrower:

	(a)	aged list of accounts receivable,
	(b)	listing of Potential Prior-Ranking Claims.

4.

The reports and information provided herewith are accurate and complete in all respects and all amounts certified as Potential Prior-Ranking Claims are complete and constitute current amounts owing and not in arrears.

Dated this               day of                     , 20                    .
Per:	________________________
Name:
Title:

Schedule "E" to the agreement dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

Compliance Certificate

I, ___________________________________, the _______________________ of Olympic Seismic Ltd. (the "Borrower") and _______________________ of SEIC Holdings, Ltd. hereby certify as of [insert last day of fiscal quarter]:
1.

I am familiar with and have examined the provisions of the letter agreement (the "Agreement") dated October 31, 2002, between Olympic Seismic Ltd., as Borrower, and Royal Bank of Canada (the "Bank"), as the Bank, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Borrower and the Guarantors. Terms defined in the Agreement have the same meanings when used in this certificate.

2.	The representations and warranties contained in the Agreement are true and correct.
3.

No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Agreement and there is no reason to believe that during the next fiscal quarter of the Borrower, any such event or circumstance will occur.

4.

Financial Assistance to Seitel Solutions Canada, Ltd. was $___________ not exceeding the maximum $__________ in the fiscal quarter ended as of the date set forth above (not to exceed $400,000 for the last fiscal quarter of the 2002 fiscal year or $200,000 for any fiscal quarter thereafter, as applicable).

5.

Financial statements for SEIC Trust Administration, Ltd. for the fiscal [quarter/year] ended as at the date set out above, if prepared, would be identical to the financial statements submitted to the Bank for SEIC Business Trust in respect of the fiscal [quarter/year] ended as at the date set out above.

Dated this               day of                     , 20                    .
Per:	___________________________________
Name:	___________________________________
Title:	___________________________________